SECOND AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION OF THE
PREFERENCES, PRIVILEGES, POWERS AND RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF DECORIZE, INC.

(Under Section 151 of the General Corporation Law of the State of Delaware)

DECORIZE, INC. (the "Corporation"), a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the "DGCL") does by Steve Crowder, its President and CEO, hereby certify that:

FIRST: By the Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 27, 2001 (the "Certificate of Incorporation"), the Corporation is authorized to issue fifty million (50,000,000) shares of common stock, $.001 par value ("Common Stock"), and ten million (10,000,000) shares of preferred stock, $.001 par value ("Preferred Stock").

SECOND: Pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, resolutions were duly adopted by the Board of Directors of the Corporation on February 3, 2004, to authorize the issuance of a series of Preferred Stock designated as the Series A Convertible Preferred Stock having the powers, designations, preferences and relative participating, optional or other rights set forth in a Certificate of Designations, which was thereafter filed with the Delaware Secretary of State (the “Original Certificate of Designations”).

THIRD: Pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, resolutions were duly adopted by the Board of Directors of the Corporation on January 14, 2005, to authorize the amendment and restatement of the Original Certificate of Designations, providing for the Series A Convertible Preferred Stock to have the powers, designations, preferences and relative participating, optional or other rights set forth in a First Amended and Restated Certificate of Designations, which was thereafter filed with the Delaware Secretary of State (the "First Amended Certificate of Designations").

FOURTH: Pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, resolutions were duly adopted by the Board of Directors of the Corporation on June 15, 2005, to authorize the amendment and restatement of the Original Certificate of Designations, as previously amended and restated by the First Amended Certificate of Designations, providing for the Series A Convertible Preferred Stock to have the powers, designations, preferences and relative participating, optional or other rights set forth therein, as follows:

WHEREAS: The Corporation is authorized by Article 4 of its Certificate of Incorporation to issue ten million (10,000,000) shares of Preferred Stock; and

WHEREAS: Article 4 of the Certificate of Incorporation expressly grants to the Board of Directors (pursuant to the provisions of Section 151 of the DGCL) the authority to fix, by resolution or resolutions, the designation of any series of Preferred Stock and the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof.

NOW, THEREFORE, BE IT:

RESOLVED: That the Board of Directors deems it advisable to, and does hereby, fix and designate 500,000 shares of Preferred Stock as Series A Convertible Preferred Stock and does hereby give such series the designation, powers, preferences, qualifications, limitations and restrictions set forth in the Terms of Series A Convertible Preferred Stock (the "Series A Terms") attached hereto as Exhibit "A" and made a part hereof;

FURTHER RESOLVED: That the appropriate officer or officers of the Corporation shall be, and hereby are, authorized, empowered and directed to execute, on behalf of the Corporation, the Series A Terms setting forth such designation of such series of Preferred Stock and such preferences, privileges, powers, qualifications, limitations and restrictions and to cause the same to be filed with the Office of the Secretary of State of the State of Delaware; and

FURTHER RESOLVED: That the appropriate officer or officers of the Corporation shall be, and hereby are, authorized, empowered and directed to take all such steps and to do and authorize to be done all such acts and things as may be necessary, advisable, convenient or proper for the purpose of fully effectuating and carrying out such designation of the series of Preferred Stock referred to in the foregoing resolutions.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed in its corporate name by Steve Crowder, its President and Chief Executive Officer, as of this 15th day of June 2005.

DECORIZE, INC.

By:	/s/ Steve Crowder
Steve Crowder
President and Chief Executive Officer

ATTEST:

        /s/ Gaylen Ball

Gaylen Ball
Secretary

EXHIBIT A

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
DECORIZE, INC.

The following is a statement of the preferences, voting powers, qualifications and special or relative rights and privileges of the Series A Convertible Preferred Stock, $.001 par value per share (the "Series A Preferred"), of Decorize, Inc. (the "Corporation").

1. Designation of Series A Preferred; Number of Authorized Shares. The Series A Preferred authorized hereby shall consist of an aggregate Five Hundred Thousand (500,000) shares. The Board of Directors of the Corporation may by resolution or resolutions provide for the issuance of all or a portion of the authorized Series A Preferred at any time or from time to time (the date of such issuance or issuances being, in each case, an "Issue Date").
2. Rank. All shares of Series A Preferred shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ("Liquidation"), to all of the now or hereafter issued common stock, par value $.001 per share, of the Corporation (the "Common Stock"), and to all of the Corporation's issued capital stock which by its terms ranks junior to the Series A Preferred, both as to the payment of dividends and as to distributions of assets upon Liquidation, when and if issued (the Common Stock and any such other capital stock being herein referred to collectively as "Junior Stock").

3. Dividends.

(a) Payment Dates. The holders of Series A Preferred shall be entitled to receive, out of any assets legally available therefor, quarterly dividends on their shares of Series A Preferred, which shall be cumulative and shall accrue daily, beginning on the Issue Date of the applicable shares, at an annual rate of eight percent (8%), and which shall be payable in cash at the declaration of the Board of Directors out of funds legally available therefor on January 1, April 1, July 1, and October 1 of each year, subject to subparagraph (b) below (each of such dates being the "Dividend Payment Date") (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday), to holders of record at the close of business on the date specified by the Board of Directors (or, to the extent permitted by applicable law, a duly authorized committee thereof) at the time such dividend is declared, in preference to dividends on the Junior Stock, commencing on the Dividend Payment Date next succeeding the initial issuance date of the Series A Preferred (the "Initial Issue Date"). If a record date is not otherwise specified by the Board of Directors with respect to a particular Dividend Payment Date, then the applicable record date shall be the twentieth business day preceding such Dividend Payment Date. Any such dividend record date shall be not less than ten (10) days and not more than sixty (60) days before the relevant Dividend Payment Date. Notwithstanding the foregoing, if the Board of Directors determines in its discretion that it is in the best interests of the Corporation that any such quarterly dividend payment not be made, then such dividend shall accrue and cumulate as provided in Section 3(b) below.

(b) Dividend Payments. Holders of Series A Preferred will not be entitled to any dividends, whether payable in cash or other property, in excess of the full cumulative dividends provided for herein. Dividends accrued on the shares of Series A Preferred shall bear interest at an annual rate of eight percent (8%), compounded annually on January 1 of each year, and due and payable in cash upon the earlier of (i) Liquidation, (ii) the conversion of such shares as described under Section 5, (iii) the redemption of such shares as described under Section 7, or (iv) the determination of the Board of Directors to pay all or any portion of the accrued and unpaid dividends out of funds at the time legally available therefor. Dividends payable on the Series A Preferred for the first annual dividend period following the Initial Issue Date (or any other dividend payable for a period less than a full annual period) shall be computed on the basis of a 360-day year. All dividends paid with respect to shares of Series A Preferred pursuant to this Section 3 shall be paid pro rata to the holders entitled thereto, subject to any differences for any different dates of original issuance.

(c) Accrual of Dividends. In the case of shares of Series A Preferred issued on any Issue Date, dividends shall accrue and be cumulative from such date, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

(d) Fractional Shares. Each fractional share of Series A Preferred outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series A Preferred pursuant to this Section 3, and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared), and shall be payable in the same manner and at such times as provided for in this Section 3 with respect to dividends on each outstanding share of Series A Preferred. Each fractional share of Series A Preferred outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding share of Series A Preferred, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding share of Series A Preferred.

(e) Preference as to Junior Stock. No dividend or other distributions, other than dividends payable solely in shares of Junior Stock, shall be declared, paid or set apart for payment on shares of Junior Stock or any other capital stock of the Corporation which by its terms ranks junior as to dividends to the Series A Preferred (the Junior Stock and any such other class or series of the Corporation's capital stock being herein referred to as "Junior Dividend Stock"), unless and until all accrued and unpaid dividends on the Series A Preferred for all Dividend Payment Dates occurring on or before the payment date of such dividends or other distributions on Junior Dividend Stock shall have been paid or declared and set apart for payment. No payment on account of the purchase, redemption, retirement or other acquisition of shares of Junior Dividend Stock or any class or series of the Corporation's capital stock which by its terms ranks junior to the Series A Preferred as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (the Junior Stock and any class or series of the Corporation's capital stock which by its terms rank junior to the Series A Preferred as to such distributions being herein referred to as "Junior Liquidation Stock"), shall be made unless and until accrued and unpaid dividends on the Series A Preferred for all Dividend Payment Dates occurring on or before such payment for such Junior Dividend Stock or Junior Liquidation Stock shall have been paid or declared and set apart for payment.

(f) Parity Stock. No full dividends shall be declared, paid or set apart for payment on shares of any class or series of the Corporation's capital stock whether existing or hereafter issued and which by its terms ranks, as to dividends, on a parity with the Series A Preferred (any such class or series of the Corporation's capital stock being herein referred to as "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Series A Preferred for all Dividend Payment Dates occurring on or before the payment date of such dividends on Parity Dividend Stock. No dividends shall be paid on Parity Dividend Stock except on dates on which dividends are paid on the Series A Preferred. All dividends paid or declared and set apart for payment on the Series A Preferred and any Parity Dividend Stock shall be paid or declared and set apart for payment pro rata so that the amount of dividend paid or declared and set apart for payment per share on the Series A Preferred and the Parity Dividend Stock on any date shall in all cases bear to each other the same ratio that accrued and unpaid dividends to the date of payment on the Series A Preferred and the Parity Dividend Stock bear to each other.

4. Liquidation Preference.

(a) Preference. In the event of a Liquidation, the holders of Series A Preferred, by reason of their ownership of such shares of Series A Preferred, shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Junior Securities, an amount per share of cash or property equal to the sum of (i) $1.00 (as adjusted to take into account any stock split, reverse stock split, reclassification or other combination or subdivision of the Series A Preferred) and (ii) an amount equal to any declared but unpaid dividends per share of Series A Preferred. If upon the occurrence of a Liquidation, the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred in proportion to the amount payable to each such holder under this Section 4(a).

(b) Distribution of Remaining Assets. Upon the completion of the distribution required by Section 4(a), if assets remain in the Corporation, the holders of the Series A Preferred shall be entitled to participate in the distribution of the remaining assets of the Corporation with the holders of Common Stock and other Junior Securities entitled to such a distribution on a pro rata basis as if each share of Series A Preferred had been converted into Common Stock. The voluntary sale, lease, exchange or transfer of all or substantially all of the Corporation's property or assets for value in an arms’ length transaction to, or its consolidation or merger with, one or more corporations shall not be deemed to be a Liquidation.

(c) Distribution of Property. If any of the Corporation’s property distributed to stockholders in connection with a Liquidation is in a form other than cash, then the value of such property will be their fair market value as determined in good faith by the Board of Directors.

5. Conversion. The holders of the Series A Preferred shall have conversion rights as follows:

(a) Right to Convert. Each share of Series A Preferred shall be convertible at the option of the holder of such share, at any time after the Issue Date of such share and without payment of additional consideration by the holder, into that number of fully-paid and non-assessable shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price (the "Conversion Rate"). Upon any increase or decrease in the Original Issue Price or Conversion Price, as described in this Section 5, the Conversion Rate for such series will be appropriately adjusted. "Original Issue Price" shall mean $1.00 per share, subject to adjustment from time to time in accordance with Section 5(d), and "Conversion Price" shall mean $0.20 per share, subject to adjustment from time to time in accordance with Section 5(d). Any conversion of Series A Preferred into Common Stock will not prejudice the holder’s right to receive dividends on the converted Series A Preferred that have accumulated through the date of conversion but remain unpaid, whether or not declared.

(b) Automatic Conversion. All outstanding shares of Series A Preferred shall automatically be converted into the number of shares of Common Stock into which such shares of Series A Preferred are then convertible pursuant to Section 5(a), immediately at the close of trading on any date (the "Automatic Conversion Event") on which:

(i)  the closing price of the Common Stock as listed on the American Stock Exchange (or any other national securities exchange or nationally recognized quotation system on which the Common Stock is then listed) has been at or above $2.50 per share for at least the ten (10) trading days immediately preceding such date of conversion, and

(ii)  the Common Stock has had an average trading volume of at least 40,000 shares per day for at least the twenty (20) trading days immediately preceding such date of conversion.

(c) Mechanics of Conversion.

(i) Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock, such holder:

(A) shall surrender the certificate or certificates representing such shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer (or, in the event a certificate has been lost, stolen or destroyed, an affidavit as to that fact), at the principal corporate office of the Corporation or of any transfer agent for the Series A Preferred, and

(B) shall give written notice to the Corporation at such office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.

The Corporation shall, as soon as practicable thereafter but in no event more than ten (10) business days after its receipt of the surrendered certificate and this conversion notice, issue and deliver to such holder of Series A Preferred or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(ii) Notwithstanding the provisions of Section 5(c)(i), on the date of occurrence of the Mandatory Conversion Event, the outstanding shares of Series A Preferred will be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, that the Corporation will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event until the certificate or certificates representing the shares of Series A Preferred, duly endorsed in blank or accompanied by proper instruments of transfer (or, in the event a certificate has been lost, stolen or destroyed, an affidavit as to that fact) are delivered to the Corporation or its transfer agent as provided in Section 5(c)(i). On the date of the occurrence of the Mandatory Conversion Event, each record holder of shares of Series A Preferred will be deemed to be the record holder of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series A Preferred will not have been surrendered, that notice from the Corporation will not have been received by any record holder of shares of Series A Preferred, or that the certificates evidencing such shares of Common Stock will not then be actually delivered to such holder.

(d) Adjustment of Conversion Rate.

(i) Adjustments for Common Stock Subdivisions or Combinations. In case outstanding shares of Common Stock shall be subdivided (by stock split, payment of a stock dividend or otherwise) into a greater number of shares of Common Stock, then the Conversion Price in effect immediately before such subdivision shall, simultaneously with the effectiveness of each such subdivision, be proportionately decreased. In case outstanding shares of Common Stock shall be combined (by reverse stock split, reclassification or otherwise) into a smaller number of shares of Common Stock, then the Conversion Price in effect immediately before each such combination will, simultaneously with the effectiveness of such combination, be proportionately increased.

(ii) Adjustments for Series A Preferred Subdivisions or Combinations. In case outstanding shares of Series A Preferred shall be subdivided (by stock split, payment of a stock dividend or otherwise) into a greater number of shares of Series A Preferred, the Original Issue Price in effect immediately prior to each such subdivision shall, simultaneously with the effectiveness of such subdivision, be proportionately decreased. In case outstanding shares of Series A Preferred shall be combined (by reverse stock split, reclassification or otherwise) into a smaller number of shares of Series A Preferred, then the Original Issue Price in effect immediately prior to each such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased.

(iii) Adjustments for Reclassification, Exchange, and Substitution. If the Common Stock issuable upon conversion of the Series A Preferred will be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, instead of the number of shares of Common Stock that the holders would otherwise have been entitled to receive, each holder of Series A Preferred will have the right thereafter to convert such shares of Series A Preferred into a number of shares of such other class or classes of stock that a holder of the number of shares of Common Stock deliverable upon conversion of the Series A Preferred immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided in this Section 5(d) with respect to such other shares.

(iv) No Impairment. The Corporation will not, through any reorganization, asset transfer, merger, dissolution, securities issuance, securities sale, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but instead the Corporation will at all times in good faith assist in carrying out all provisions of this Section 5 and in taking all such action as may be necessary or appropriate to protect the conversion rights of the holders of Series A Preferred against impairment.

(v) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price in accordance with this Section 5, the Corporation, at its own expense, will promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustments and readjustments, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred.

(e) No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with one-half being rounded upward). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(f) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders of such securities who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred, at least twenty (20) calendar days prior to the record date specified, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, in addition to such other remedies as shall be available to the holder of such Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its, authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Certificate of Incorporation.

6. Voting and Director Rights.

(a) General Voting Rights. Except as set forth in this Section 6 and Section 7(a) below, the holders of Series A Preferred shall have no voting rights. Upon any conversion of the Series A Preferred into Common Stock, the holder thereof shall have all voting rights applicable to such shares of Common Stock.

(b) Election of Directors.

(i) If there are shares of Series A Preferred outstanding, then the maximum number of members of the Board of Directors shall be nine (9).

(ii) The holders of Series A Preferred, voting separately as a single class, shall have the right to elect two (2) individuals for election to the Board of Directors (the "Series A Directors"). After his initial election, each Series A Director shall serve as a director until the next annual meeting of stockholders and thereafter for a term of one year until the next annual meeting of stockholders, until his successor is elected and qualified, or until the earlier resignation or removal of such director.

(iii) A Series A Director may be removed during his or her term of office, either for or without cause, only by the vote of the holders of a majority of the issued and outstanding shares of Series A Preferred, voting separately as a class; provided, that if there are no shares of Series A Preferred outstanding, then any Series A Director may be removed upon the affirmative vote of a majority of the members of the Board of Directors.

(iv) At any annual or special meeting of stockholders held, or action taken by written consent, the holders of the Series A Preferred, voting separately as a class, may fill any vacancy in the office of a Series A Director or may elect a successor to replace a Series A Director.

(c) Fundamental Transactions. The Corporation shall not, for so long as shares of Series A Preferred remain outstanding, without first obtaining the approval (by written consent or vote, as provided by law) of at least a majority-in-interest of the holders of Series A Preferred, voting separately as a single class, consummate any merger or consolidation of the Corporation with another party (other than a wholly owned subsidiary in a merger in which the Corporation is the surviving corporation), the sale of substantially all of the Corporation’s assets, the liquidation of the Corporation, any amendment of the Corporation’s certificate of incorporation, or any other fundamental transaction for which, in any of the foregoing cases, the affirmative vote of the Corporation’s stockholders, voting by class, is required under Delaware law or any applicable rules and regulations of the Securities and Exchange Commission or any exchange on which the Common Stock is listed for trading; provided, that the foregoing approval shall not be required if in connection with such transaction all outstanding shares of Series A Preferred are to be redeemed by the Corporation, in the manner contemplated by Section 7 below, as of the date of the closing of such transaction.

(d) Issuance of Preferred Stock. The Corporation shall not, for so long as shares of Series A Preferred remain outstanding, issue any additional shares of its Preferred Stock, unless it obtains the prior approval (by written consent or vote, as provided by law) of such issuance from the holders of Series A Preferred, voting separately as a single class; provided:

(i) that the foregoing approval shall not be required if in connection with such transaction all outstanding shares of Series A Preferred are to be redeemed by the Corporation, in the manner contemplated by Section 7 below, as of the date of the closing of such transaction; and

(ii) that the Corporation shall have no obligation to obtain the approval of the Series A Preferred with respect to a transaction in which the Corporation issues Junior Stock that has voting rights that are subordinate to the Series A Preferred, and that is not convertible into shares of Common Stock or, if it is convertible, is convertible at an initial exercise price of no less than $0.36 (with this amount to be adjusted as the Conversion Price is adjusted in Section 5(d)).

(e) Issuances of Common Stock. The Corporation shall not, for so long as shares of Series A Preferred remain outstanding, issue any additional shares of Common Stock or any Common Stock Equivalents, unless it obtains the prior approval (by written consent or vote, as provided by law) of such issuance from a majority-in-interest of the holders of Series A Preferred, voting separately as a single class; provided:

(i) that the foregoing approval shall not be required (A) in connection with any Excluded Securities (as defined in Section 10 below), nor (B) if in connection with such transaction all outstanding shares of Series A Preferred are to be redeemed by the Corporation, in the manner contemplated by Section 7 below, as of the date of the closing of such transaction; and

(ii) that the Corporation shall have no obligation to obtain the approval of the Series A Preferred with respect to a transaction in which the Corporation issues presently authorized but unissued shares of its Common Stock for consideration equal to or exceeding $0.36 per share (with this amount to be adjusted as the Conversion Price is adjusted in Section 5(d)).

(f) Issuance of Convertible Debt Instruments. The Corporation shall not, for so long as shares of Series A Preferred remain outstanding, issue any instruments evidencing its indebtedness to any party, which instruments are convertible into shares of Common Stock or any option, warrant or other security exercisable for, or debenture, note, Preferred Stock or other security convertible into, shares of Common Stock (“Common Stock Equivalents”), at an initial exercise price per share of Common Stock (giving effect to any consideration to be paid upon exercise or conversion of such Common Stock Equivalents) less than $0.36 (with this amount to be adjusted as the Conversion Price is adjusted in Section 5(d)), unless it obtains the prior approval (by written consent or vote, as provided by law) of such issuance from the holders of Series A Preferred, voting separately as a single class; provided, that the foregoing approval shall not be required if in connection with such transaction all outstanding shares of Series A Preferred are to be redeemed by the Corporation, in the manner contemplated by Section 7 below, as of the date of the closing of such transaction.

(g) Amendments of Employee Option Plan. Neither the Corporation nor any committee of the Board of Directors shall, for so long as shares of Series A Preferred remain outstanding, grant options under any employee stock option plan adopted by the Corporation (as it may be amended from time to time) for the purchase, in the aggregate, of more than 250,000 shares of its Common Stock, unless:

(i) the initial exercise price of the options exceeds $0.36 (with this amount to be adjusted as the Conversion Price is adjusted in Section 5(d)); or

(ii) it obtains the prior approval (by written consent or vote, as provided by law) of such issuance from the holders of Series A Preferred, voting separately as a single class; provided, that the foregoing approval shall not be required if in connection with such transaction all outstanding shares of Series A Preferred are to be redeemed by the Corporation, in the manner contemplated by Section 7 below, as of the date of the closing of such transaction.

7. Redemption.

(a) Mandatory Redemption. Except as and to the extent expressly prohibited by applicable law, upon the affirmative vote of the holders of a majority of the Series A Preferred issued and outstanding, to the extent the Corporation shall have funds legally available for such payment, the Corporation shall redeem all outstanding shares of Series A Preferred in three equal installments on the third, fourth and fifth anniversaries of the Issue Date of the Series A Preferred (each, a "Redemption Date"); provided, that the holders of Series A Preferred shall give the Corporation written notice of their election to effect the mandatory redemption no less than fifteen (15) days before the applicable anniversary date. If and to the extent the Corporation may not at any such Redemption Date legally redeem all outstanding shares of the Series A Preferred then to be redeemed, then such shares as may be redeemed shall be redeemed on a pro rata basis according to each holder’s relative ownership of the Series A Preferred, and the redemption of any remaining shares will take place as soon as permitted by applicable law. The Series A Preferred shall be redeemed for an amount in cash equal to $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Series A Preferred, plus an amount in cash equal to all accrued and unpaid dividends on such share of Series A Preferred, whether or not declared, through the date of payment, such sum being hereinafter referred to as the "Redemption Price".

(b) Optional Redemption. To the extent the Corporation shall have funds legally available for such payment, the Corporation at its option may, at any time and upon no less than thirty (30) days notice to the holders of the Series A Preferred, redeem all or any portion of the outstanding shares of Series A Preferred, at an amount equal to the Redemption Price for such shares of Series A Preferred, plus a premium equal to :

(i) ten percent (10%) of the Redemption Price for any optional redemption occurring in the period from the Issue Date until the second anniversary of the Issue Date, and

(ii) a premium equal to five percent (5%) of the Redemption Price for any optional redemption occurring in the period beginning on the day after the second anniversary of the Issue Date, and ending on the third anniversary of the Issue Date.

(c) Procedures. Not more than ninety (90) nor less than thirty (30) days prior to the Redemption Date (in the case of a mandatory redemption) or the date fixed for redemption by the Board of Directors (in the case of an optional redemption), notice thereof by first class mail, postage prepaid, shall be given to the holders of record of the shares of Series A Preferred to be redeemed, addressed to such holders at their last addresses as shown upon the stock transfer books of the Corporation. Each such notice of redemption shall specify the shares being redeemed, the date fixed for redemption, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the shares of Series A Preferred, and that on and after the date fixed for redemption dividends will cease to accrue on such shares (except to the extent that the redemption does not occur with respect to any of such shares). Failure to give such notice by mail or any defect in such notice to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred.

On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares evidenced by any such surrendered certificate are redeemed, a new certificate shall be issued evidencing the unredeemed shares.

Notice having been given as aforesaid, if, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been deposited with a bank or trust company with irrevocable instructions and authority to pay the Redemption Price to the holders of the Series A Preferred, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, dividends with respect to the shares so called shall cease to accrue on and after the date fixed for redemption, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders of the Corporation on the basis of the shares so called for redemption, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate.

If funds legally available for such purpose are not sufficient for redemption of the shares of Series A Preferred which were to be redeemed, then the certificates evidencing such shares shall be deemed not to be surrendered, such shares shall remain outstanding and the right of holders of shares of Series A Preferred thereafter shall continue to be only those of a holder of shares of the Series A Preferred (to the extent the holders do not hold other capital stock of the Corporation).

(d) No Sinking Fund. The shares of Series A Preferred shall not be subject to the operation of any retirement or sinking fund.

8. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

9. No Reissuance of Series A Preferred. No share or shares of Series A Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares, which the Corporation shall be authorized to issue. This Certificate of Designation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

10. Preemptive Rights. The holders of outstanding shares of Series A Preferred shall have the following preemptive rights:

(a) The Corporation shall not offer, issue or sell any shares of Common Stock, shares of any class of Series A Preferred, or any securities convertible into or exercisable for shares of Common Stock or any class of Preferred Stock ("Offered Securities"), or enter into any agreements or commitments pursuant to which the Corporation may become obligated to issue any Offered Securities, except for the issuance of Excluded Securities, unless the Corporation shall first offer to each holder of Series A Preferred (collectively, the "Offered Stockholders") the opportunity to purchase such person's Pro Rata Share of the Offered Securities. For purposes of this Section 10, "Pro Rata Share" shall mean, as to any stockholder of the Corporation, the ratio between the number of shares of outstanding Common Stock owned by such stockholder and the aggregate number of shares of outstanding Common Stock owned by all stockholders, all of which shall be computed on a fully diluted basis; accordingly, any Common Stock Equivalents that are held by a stockholder of the Corporation shall be deemed to have been exercised, converted and/or exchanged into the underlying shares of Common Stock as of the time when any calculation of Pro Rata Share is to be made.

(b) Corporation Offering Notice. If the Corporation proposes to offer, issue or sell any Offered Securities it shall notify, in writing, the Offered Stockholders (the "Corporation Offering Notice") and shall specify all material terms of the proposed issuance and sale of the Offered Securities including, without limitation, the kind, offering price and number of Offered Securities proposed to be issued and sold by the Corporation. The Corporation Offering Notice shall constitute an offer (the "Corporation Offer") to sell to each Offered Stockholder such person's Pro Rata Share of the Securities described therein, upon the terms and conditions described below. If any Offered Stockholders' Pro Rata Share of Securities, as calculated by the Corporation, results in a fractional interest or share number, as applicable, then the Corporation shall round the number of Securities to be offered to such Offered Stockholder to the next highest whole number, which number shall be set forth in the Corporation Offering Notice.

An Offered Stockholder shall have ten (10) days after its receipt of the Corporation Offering Notice to accept, in whole or in part, the Corporation Offer set forth therein. An Offered Stockholder shall accept the Corporation Offer by delivering to the Corporation before the end of such 10-day period a written notice of acceptance setting forth such portion of the Securities offered as such Offered Stockholder elects to purchase (the "Notice of Acceptance"). The Notice of Acceptance shall be irrevocable.

(c) Right of Corporation to Sell. If Notices of Acceptance are not given by Offered Stockholders in respect of all the Offered Securities, then the Corporation shall have ninety (90) days from the expiration of the 10-day period required by Section 10(b) to sell any part of such Securities as to which Notices of Acceptance have not been given to any other person or persons, but only for cash and otherwise in all respects upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other person or persons or less favorable to the Corporation than those set forth in the Corporation Offer.

(d) Application to Unsold Securities. Whenever any Offered Securities shall be offered but not purchased by the Offered Stockholders and not sold in accordance with this Section 10, then such securities may not be sold or otherwise disposed of until they are again offered under the procedures specified in this Section 10.

(e) Excluded Securities. The rights of any holder of Series A Preferred under this Section 10 shall not apply to the following securities (the "Excluded Securities"):

(i) Common Stock issued as a stock dividend or upon any subdivision or combination of shares of Common Stock;

(ii) Securities issued in exchange for the securities of another corporation or in connection with the bona fide acquisition of another corporation by the Corporation by merger or purchase of substantially all of the assets, which is approved by the holders of Series A Preferred as required by Section 6;

(iii) Shares issuable under stock options or any other Common Stock Equivalents that are currently outstanding; and

(iv) Any options or shares of Common Stock that may be granted under any employee stock option plan adopted by the Corporation (as it may be amended from time to time), subject to the requirements of Section 6(g).

11. Miscellaneous.

(a) Transfer Taxes. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred or other securities issued on account of Series A Preferred pursuant hereto or certificates or instruments evidencing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred or other securities in a name other than that in which the shares of Series A Preferred with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(b) Failure to Designate Stockholder or Payee. In the event that a holder of shares of Series A Preferred shall not by written notice designate the name to whom payment upon redemption of shares of Series A Preferred should be made or the address to which such payment should be sent, the Corporation shall be entitled to register such payment in the name of the holder of such Series A Preferred as shown on the records of the Corporation and to send such payment to the address of such holder shown on the records of the Corporation.